ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of January 15, 2010 (the "Effective Date") by and between RODA MFG., INC., an Iowa corporation ("Seller") and ART’S-WAY MANUFACTURING CO., INC., an Iowa corporation ("Buyer").

WHEREAS, Seller manufactures and sells certain manure spreading equipment as specified on Exhibit A ("Product Line") (the business of manufacturing and selling products within the Product Line being hereafter sometimes referred to as the "Business"); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets comprising and associated with the Product Line, as described below.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1           Sale of Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, and subject to the performance by each of the parties hereto of their respective obligations under this Agreement, on the Closing Date (as defined below), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall buy from Seller, certain assets of Seller related to the Product Line of Seller as described below (collectively, the "Purchased Assets"):

(a)           Equipment.  All tools, dies, jigs, patterns, specialized equipment, sales and marketing materials and aids and other tangible personal property owned by Seller and used in the production and marketing of the Product Line (collectively, the "Equipment"), including without limitation, such items set forth on Schedule 1.1(a).

(b)           Inventory.  All inventory of new and undamaged finished goods (including optional equipment), work in process, spare parts, prototype equipment, and such raw materials that have been acquired specifically for the Product Line, and owned by Seller at the time of Closing, including, without limitation, such items set forth on Schedule 1.1(b) and all other current items of inventory related to the Product Line and all inventory ordered in the usual and ordinary course of business prior to the Closing Date (the "Inventory").  The prices for the inventory shown on Schedule 1.1(b) are shown at book value as determined in accordance with GAAP.

(c)           Show Contracts.  All of Seller’s show contracts (“Show Contracts”) for exhibit space at those shows listed on the attached Schedule 1.1(c).

(d)           Certain Business Records.  All of the following documents (and rights created by such documents) related to the Product Line:  All customer lists, customer backlog records, pending orders, pending purchase contracts, customer files, vendor lists, purchase records, sales records, designs, drawings, blueprints, computer data, engineering data or studies, marketing data, prototype information, and technical information, all to the extent transferable under applicable law (the "Business Records").

(e)           Distributor Agreements.  All distributor and dealer agreements pertaining to distributors and dealers handling the Product Line as listed on Schedule 1.1(d) (“Distributor Contracts”) (the Distributor Contracts and the Show Contracts are hereinafter collectively referred to as the “Assigned Contracts”).

(f)           Intangible Rights.  The exclusive right to use all intangible rights and property of Seller, including all of Seller's trade names, copyrights, trademarks, service marks and associated logos pertaining to the Product Line, whether registered or under common law, including without limitation, all Seller's goodwill that has accrued to and become associated with the Product Line or with the Purchased Assets, provided that Seller shall retain the right to use the trade names and logos in connection with the sale of any retained inventory of used manure spreading equipment as permitted in Section 6.4 hereof.

(g)           Toll Free Numbers; Internet Domains.  The toll-free telephone numbers used in connection with Seller’s business and the Seller’s internet domain names (but not the Seller’s website or website content).

(h)           Goodwill.  All of Seller’s goodwill in, and going concern value related to the Product Line, if any.

Buyer shall have the right to inspect all of the Purchased Assets at any time prior to the Closing Date; provided, however, that such inspections shall be during Seller's normal business hours and will not unreasonably interfere with Seller's business operations.  Buyer further agrees to indemnify and hold Seller harmless (which indemnification shall survive any termination of this Agreement) from and against any costs, liabilities, claims or expenses arising out of any damage to person or property caused by the negligent act or omission or intentional misconduct of Buyer or any of Buyer's employees, agents or contractors conducting such inspections.

1.2           Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a)           all cash, cash equivalents and bank deposit accounts owned by Seller;

(b)           all minute books, stock records, and corporate seals of Seller;

(c)           all personnel records of Seller;

(d)           any property not related to the Product Line;

(e)           all insurance policies maintained by Seller in connection with the Product Lines or the Purchased Assets;

(f)           any used manure spreading equipment;

(g)           any accounts receivable related to the Product Line;

(h)           except as set forth in Section 1.1(g) above, all of Seller’s right, title, and interest in and to all telephone numbers, electronic mail addresses, and P.O. boxes owned or licensed by Seller, yellow page listings, white page listings, and advertisements therein used or held for use by Seller as of the date of this Agreement in connection with the operation of the Business.

(i)           Any individual item of Finished Goods sold by Seller to a third party pursuant to a bona fide sale, but not yet delivered and any proceeds of such sale.

ARTICLE 2
ASSUMPTION OF LIABILTIES

2.1           Assumed Liabilities.  On the Closing Date, Buyer shall assume and agree to discharge obligations arising after the Closing Date with respect to the Show Contracts described in Schedule 1.1(c) attached hereto.  Buyer shall assume and agree to discharge the liabilities and obligations under the Distributor Contracts referred to in Section 1.1(e) except that Buyer does not agree to assume any warranty obligation of Seller with respect to finished products sold by Seller to third parties prior to closing which warranty obligation Seller agrees to fully and timely perform in accordance with the terms of Section 6.5.

2.2           Excluded Liabilities.  Except as and to the extent specifically set forth under Section 2.1 above, Buyer is not assuming, or agreeing to otherwise become liable for any debts, liabilities, claims, lawsuits, or obligations of any nature of Seller (the "Excluded Liabilities").  Seller hereby agrees to be responsible for all Excluded Liabilities, and pursuant to Article 9 below, indemnify Buyer from all Excluded Liabilities.  The Excluded Liabilities shall include without limitation:

(a)           Any liability for taxes, including (i) any taxes arising as a result of Seller's operation of the Business or ownership of the Assets prior to the Closing Date, and (ii) any taxes imposed on Seller that will arise as a result of the sale of the Assets pursuant to this Agreement;

(b)           Any liability for any contract except to the extent such liability is expressly assumed under the provisions of Section 2.1 above;

(c)           Any liability arising out of or resulting from Seller's compliance or non-compliance with any legal requirement or order of any governmental body;

(d)           Any product liability obligation with respect to finished products sold by Seller to third parties prior to Closing; and

(e)           Any warranty obligation set forth in Section 6.5, with respect to any finished products manufactured or sold by Seller to a third party prior to Closing.

ARTICLE 3
PURCHASE PRICE, PAYMENT TERMS AND CLOSING

3.1           Purchase Price.  Buyer shall purchase the Purchased Assets from Seller for a total purchase price determined as follows (the "Purchase Price"):

(a)           The amount equal to the total of the following three amounts:  (i) the amount of $1,171,646.00 for the Inventory transferred to the Buyer at Closing, plus (ii) the amount of $10,900.90 as reimbursement for Show Contract expenses prepaid by Seller, which total amount shall be paid by wire transfer from Buyer to Seller at Closing ("Initial Payment"), plus (iii) the amount of $7,355.00 for Equipment shown on Schedule 1.1(a) hereof.  The amount of the payment for Inventory has been determined based on the prices and count provided by the Seller and reflected in Schedule 1.1(b) and shall be subject to adjustment after closing as set forth in Section 3.2 hereof; and

(b)           Buyer shall also pay to Seller, as a part of the Purchase Price, an amount equal to two percent (2%) of the sales price ("Periodic Payment") of any Products sold by Buyer during the period beginning at the date of Closing and ending on the last day of the sixtieth (60th) month thereafter ("Payment Period").  As used in this Section 3.1(b), the following terms shall be defined as set forth below:

 (i)         "Products" shall mean manure spreading equipment manufactured or sold by Buyer that are a part of the Product Line, or any modifications or variations thereof (a product shall not be considered a modification or variation of a product in the Product line if it is based upon a significantly different design and/or significant engineering or reengineering of the product by or on behalf of Buyer).  Any such Products shall be included in determining the Periodic Payment, even if such Products are sold for the purpose of spreading other materials. “Products” does not include repair parts for the Product Line.

 (ii)           "Sales price" shall mean the total consideration paid to, or on behalf of, Buyer for such Products (including the value of any equipment traded for the Product or other non-monetary consideration paid or given to Buyer, but exclusive of ordinary and reasonable discounts allowed by Buyer), and excluding any amount paid for actual freight charges and sales or use taxes pertaining to such sale.

(iii)           "Sold during the Payment Period" shall mean actual sale of a Product or any binding agreement to sell such Product (even if the actual delivery of the Product occurs after the Payment Period).

Buyer shall, in good faith, use all reasonable efforts during the Payment Period to manufacture, market and sell the Products, and shall not engage in any action to defer or delay sales of Products for the purpose of avoiding payments due hereunder.  Seller shall have the right from time to time to review and audit Buyer's sales and financial records to verify the amounts of the Periodic Payments owed by Buyer under this Agreement.  Seller will cooperate with such review and audit and provide all records necessary therefor.  In the event such audit shows that the Buyer has under paid the Periodic Payment to Seller by five percent (5%) or more, Buyer will reimburse Seller for the costs of such audit.

The Periodic Payment shall be made annually by Buyer to Seller within sixty (60) days after each annual anniversary date of the date of Closing.

                3.2          Post Closing Adjustment to Purchase Price.  Within 15 days after all of the Inventory is received by the Purchaser at its Armstrong, Iowa, facilities (or within 30 days after closing with respect to inventory on consignment), Purchaser shall notify Seller of any discrepancy in the Inventory count, condition or valuation category (i.e. valued at cost, $0.00 value, or 50% of Cost as set forth below in this Section) of such Inventory actually received by Purchaser with the Inventory used for closing (Discrepancy Notice).  Similarly, Seller may furnish to Buyer a Discrepancy Notice as to any such matters affecting the Inventory that Seller discovers when loading the Inventory for shipment.  If the Discrepancy Notice shall indicate that the value of the Inventory is less than the portion of the Purchase Price attributable to Inventory paid at Closing, Seller shall refund to Purchaser the amount of such discrepancy set forth in the Discrepancy Notice within 5 days of receipt of same by Seller.  If the Discrepancy Notice shall indicate that the value of the Inventory received is more than the portion of the Purchase Price attributable to Inventory paid at Closing, Buyer shall pay amount thereof to Seller within 5 days of the date of such Notice.  Any item of Inventory for which there is a value shown in the “Extended Cost” column of Schedule 1.1(b) but no amount is shown in the “Contract Total” column has been agreed by the parties to be obsolete or otherwise unusable.  Any item of inventory that is damaged, used, in excess of a three year supply or is otherwise unusable shall be included at a value of $0.00 except that “mini spreader” finished goods have been included on the Schedule at a value of 50% of cost.  No item of Inventory that is valued at $0.00 on Schedule 1.1(b) shall be included in a Discrepancy Notice and there shall be no adjustment paid if the Inventory as to such item is not correct.  In the case of Inventory that is damaged or rendered unusable due to damage occurring after Closing for which Seller is not responsible under the provisions of Section 6.3 of this Agreement, no adjustment to purchase price shall be made in respect thereto.  In the event of a disagreement by Seller with respect to the Discrepancy Notice Seller may request binding arbitration under the rules of the American Arbitration Association.  During such time as any such disagreement shall exist, Seller or Buyer, as the case may be, shall pay the amount of the discrepancy over to an escrow agent mutually agreeable to the parties to be held pending resolution of the disagreement in the manner set forth herein.

3.3           Tax Allocation.  The Purchase Price shall be allocated in accordance with the Asset Allocation Statement set forth on Schedule 3.3 attached hereto, which shall be mutually agreed upon between the Buyer and Seller on or before the Closing Date.  Neither party shall make any claims or treat any items on their respective federal, state, or other tax returns in a manner which is inconsistent with such allocations.  The parties shall file all tax returns and reports, including Internal Revenue Service Form 8594, in accordance with such allocation and shall not take any position inconsistent therewith unless required to do so pursuant to a “determination” as such term is defined in Section 1313 of the Internal Revenue Code of 1986, as amended.

3.4           Closing Date.  The consummation of the transactions contemplated herein (the "Closing") shall take place at immediately following the execution of this agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

For the purpose of inducing Seller to enter into this Agreement, Buyer hereby makes the following representations and warranties:

4.1           Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa with full power and authority to carry on the business in which it is engaged, to own, lease and operate its properties and to enter into and perform its obligations under this Agreement.

4.2           Authority.  Buyer has the power and authority to enter into this Agreement and to carry out the terms of this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action required on the part of Buyer.  The Agreement constitutes the valid and legally binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies.

4.3           Performance of Assigned Contracts.  After Closing, Buyer will perform all of Seller's obligations in accordance with the terms and conditions of each Assigned Contract to the extent such obligations are specifically assumed by Buyer in Section 2.1 above.

4.4           No Breach of Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate or result in a breach of or default or acceleration under the Articles of Incorporation or By-Laws of Buyer or any instrument or agreement to which Buyer is a party or is bound which would have a material adverse effect on the Purchased Assets; (ii) violate any judgment, order, injunction, decree or award against or binding upon Buyer or the Purchased Assets which would have a material adverse effect on the Purchased Assets; (iii) result in the creation of any material lien, charge or encumbrance upon the Purchased Assets; or (iv) violate any law or regulation of any jurisdiction relating to the Business or the Purchased Assets, assuming all required regulatory approvals have been obtained in connection with the transactions contemplated hereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF SELLER

For the purpose of inducing Buyer to enter into this Agreement, Seller hereby makes the following representations and warranties:

5.1           Organization and Qualification of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa with full power and authority to carry on the Business and to own, lease and operate the Purchased Assets and to perform its obligations hereunder.

5.2           Authorization of Agreement.  The execution and delivery of this Agreement has been duly authorized by all necessary company action including approval by the Board of Directors of Seller.  This Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies.

5.3           Absence of Material Changes.  Seller has operated the Business in the ordinary course and there has not been:

(a)           Any material change in the operation of the Business other than changes in the ordinary course of business, none of which has individually or in the aggregate been materially adverse to the operation of the Business; or

(b)           Any dispute or any event or condition of any character that materially and adversely affects, or could be reasonably expected to materially and adversely affect, the Business.

5.4           Title to Acquired Assets.  Seller has, or will have at Closing, good, valid and marketable title to all property comprising the Purchased Assets, free and clear of all liens, security interests, or encumbrances.

5.5           Litigation and Claims.  There are no judgments unsatisfied against Seller or consent decrees or injunctions affecting the Purchased Assets or to which the Purchased Assets are subject, and there is no litigation, claim or proceeding pending, or to the knowledge of the Seller threatened, in any court or by any governmental authority or before any arbitrator that would have an adverse effect (whether covered by insurance or not) on the Purchased Assets or the Business, nor does the Seller know or have reasonable grounds to know of any basis for any such action or of any governmental investigation related thereto.

5.6           Compliance with Laws.  Seller, to the best of Seller's knowledge, has complied in all material respects with all laws, regulations and orders applicable to the Business, and has obtained all governmental permits, licenses, franchises or the like required in order to conduct the Business, and the present uses of the Purchased Assets and the conduct of the Business does not violate in any material respect any law, regulation, ordinance or order.  Seller has not received any notice or warning from any governmental authority with respect to any failure or alleged failure of Seller to comply with any applicable law, regulation or order and no such notice or warning has been proposed or threatened.

5.7           No Breach of Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate or result in a breach of or default or acceleration under the Articles of Incorporation or By-Laws of Seller or any instrument or agreement to which Seller is a party or is bound which would have a material adverse effect on the Purchased Assets; (ii) violate any judgment, order, injunction, decree or award against or binding upon Seller or the Purchased Assets which would have a material adverse effect on the Purchased Assets; (iii) result in the creation of any material lien, charge or encumbrance upon the Purchased Assets; or (iv) violate any law or regulation of any jurisdiction relating to the Business or the Purchased Assets, assuming all required regulatory approvals have been obtained in connection with the transactions contemplated hereby.

5.8           Tax Matters.

(a)           Generally.  Seller has timely filed all federal, state and local tax reports, returns, information returns and any other documents required to be filed by it (collectively, "Tax Returns") and has duly paid all taxes shown to be due and payable on such Tax Returns and all estimated or advance payments required by law.  All taxes for periods ending on or prior to the Closing Date have been fully paid by Seller.  All taxes which are required to be withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been paid to the proper federal, state or local authorities or properly segregated or deposited as required by applicable regulations.  There are no liens for taxes upon any Purchased Assets, except for liens for taxes not yet due and payable.  Seller has not requested an extension of time within which to file any Tax Return and has not waived the statute of limitations on the right of the IRS or any other taxing authority to assess or collect additional taxes or to contest the information reported on any Tax Return.

(b)           Good Faith.  All Tax Returns described in Section 5.8(a) have been prepared in good faith and are correct and complete in all material respects, and there is no basis for assessment of any addition to the taxes shown thereon.

(c)           Claims.  There are no proceedings, examination or claims currently pending by any taxing authority in connection with any Tax Returns described in Section 5.8(a) nor with respect to the periods to which such Tax Returns relate, and there are no unresolved issues or unpaid deficiencies or outstanding or proposed assessments relating to any such proceedings, examinations, claims or Tax Returns.  None of the Tax Returns described in Section 5.8(a) currently is under audit or has been audited in the past five years.

5.9           Access to Properties.  At all times prior to the Closing Date, Seller shall allow Buyer and its authorized representatives access to the Purchased Assets as is reasonably required for Buyer to make such investigation as it may desire of the Purchased Assets.

5.10           Assigned Contacts.  To the best of Seller’s knowledge, there are no defaults by any party under the Assigned Contracts, nor have any events or circumstances occurred, which with the passage of time or giving of notice, could result in a default under any of the Assigned Contracts.

5.11           Trade Names and Logos.  Seller has not licensed or otherwise authorized the use of any of the trade names, trademarks, copyrights, service marks, or logos, or any derivations thereof, to anyone other than Buyer as provided herein, provided that Seller has allowed use of Seller's trade name, logos, and service marks by distributors of Seller in connection with the sale of products in the Product Line.  The use thereof by Buyer after Closing in connection with the sale of the products within the Product Line will not, to Seller's knowledge, infringe upon any copyright, trade name or trademark held by any third party.

5.12           Patents.  There are no patents or patents pending applicable with respect to any products in the Product Line.

5.13           Accounting Matters.  The book value of Seller's Inventory to be conveyed to Buyer hereunder has been kept and determined in accordance with GAAP.  All historical sales figures and financial information furnished to Buyer by Seller is true, accurate and correct in all material respects.

5.14           Tooling and Equipment.  The Purchased Assets includes all tooling applicable to the Product Line as set forth on Schedule 1.1(a).

ARTICLE 6
OTHER OBLIGATIONS OF THE PARTIES

6.1           Cooperation.  The parties shall cooperate reasonably with each other and shall provide each other with such assistance as they may reasonably request for the purpose of facilitating their performance under this Agreement and any and all other consents and waivers from third parties necessary or convenient to consummate the transactions contemplated by this Agreement.  The parties shall use their best efforts and good faith to do all things contemplated herein prior to the Closing Date.

6.2           Inventory of Purchased Assets.  Seller has prepared an inventory of the Inventory items to be transferred to Buyer at Closing, which is attached hereto as Schedule 1.1(b). The Schedule will be used to determine the Inventory portion of the Payment for Inventory to be paid by Buyer to Seller at Closing, provided however, the said Schedule and the purchase price shall be subject to adjustment as provided in Section 3.2.

6.3           Removal of Purchased Assets.  Buyer shall remove all Purchased Assets, other than finished goods, from the Seller's premises within fifteen (15) working days after the date of Closing ("Initial Removal Period").  If any such Purchased Assets remain on the Seller's premises after the Initial Removal Period and the failure to remove same within the allotted time is not due to the fault of the Seller, Buyer shall pay Seller Five Hundred Dollars ($500.00) per day for each day after the Initial Removal Period that any of the Purchased Assets remain within any building on the Seller's premises.  All Purchased Assets that are finished goods located on Seller's premises shall be removed from Seller's premises within sixty (60) working days after the date of Closing ("Final Removal Period").  If any finished goods that are Purchased Assets remain on Seller's premises after the Final Removal Period, Buyer shall pay to Seller One Hundred Dollars ($100.00) per day for each day that such finished goods remain on Seller's premises.  Seller agrees, at no cost to Buyer, to prepare the Purchased Assets for shipment and load same onto trucks or trailers furnished by Buyer (or as may be furnished by Seller).  At Buyer’s request Seller shall furnish trucks and/or trailers to transport all or part of the Purchased assets.  There shall be no cost to Buyer to use Seller’s trailers, but if Seller’s truck or trucks, with driver are used, Buyer shall pay to Seller the sum of $400.00 for each load transported by such truck and driver. Notwithstanding the fact that Purchased Assets will remain on Seller's premises after Closing, Buyer shall have risk of loss or damage thereto from and after Closing, and Seller shall not be liable to Buyer for any such loss or damage to any of the Purchased Assets other than from the gross negligence or intentional misconduct of Seller or its employees.

6.4           Noncompete of Seller.  As a material inducement to Buyer to enter into this Agreement, Seller agrees not to compete with Buyer in the manufacture or distribution of manure spreaders either directly or indirectly, through affiliated persons or entities or otherwise, for a period of five (5) years following Closing Date.  Notwithstanding any provision contained herein to the contrary, this Section 6.4 shall not prohibit Seller from selling any of its retained inventory of used manure spreading equipment, or from providing warranty service as described in Section 6.5 hereof.  This covenant shall automatically terminate without notice and shall be of no further force and effect in the event Buyer fails or refuses to perform any duty or obligation under this Agreement or is otherwise in default hereunder.  For purposes of this Section, a person shall be considered an affiliated person if that person is an agent, employee, officer, director or shareholder of Seller or with an entity affiliated with Seller provided, however, that if any former employee or agent competes with Buyer during such five (5) year period in the manufacture or distribution of manure spreaders, such activity shall not violate the provisions of this Section 6.4, unless such employee or agent is working directly or indirectly for Seller.  An entity shall be considered an affiliated entity if it is the parent or subsidiary of Seller or its stock, or the stock of its parent or subsidiary corporation is owned more than 25% by the Shareholders of Seller or Seller's parent or subsidiary corporation. As used in the preceding sentence the term Shareholder and stock shall include the terms member and membership interest in the case of an entity that is a limited liability company, partner and partnership interest  in the case of an entity that is a partnership or the owner of any equity interest in the case of any other type of entity.

6.5           Warranty Service.  Seller shall remain responsible for furnishing warranty service under Seller’s standard warranty terms and conditions for:  (i) any manure spreaders sold by Seller prior to Closing; and (ii) any manure spreaders sold to Buyer pursuant hereto as finished goods and unmodified by Buyer and subsequently sold by Buyer to third parties (“Seller Warranty”).  Any manure spreaders sold by Buyer to which the Seller’s Warranty is applicable shall be sold by Buyer with the same or lesser warranty as the standard warranty terms offered by Seller for the same or similar model of manure spreaders sold by Seller immediately prior to Closing.  Any additional warranty given by Buyer shall be the responsibility of Buyer.  At Seller’s request, Buyer agrees to provide warranty repairs on behalf of Seller for the Seller Warranty which Seller understands will be provided by Buyer’s distributors and/or dealers.  Any such Seller Warranty repair work shall only be undertaken by such distributor or dealer when expressly authorized in advance by Seller.  Seller agrees to pay when invoiced the dealer/distributor’s charges for such authorized warranty repairs.  In the case of Warranty work done directly by Seller or on behalf of Seller by a distributor or dealer, Buyer agrees to sell repair parts to Seller or such distributor or dealer for such warranty repairs at a equal to Buyer’s then current cost plus twenty-five percent (25%).  Other than the Seller Warranty to third parties described herein, the other warranties of Seller specifically described in this Agreement and the warranties of title in the bill of sale, all of the Purchased Assets are being sold and transferred to Buyer “AS IS” and “WHERE IS” and Seller makes no other warranties with respect thereto, either express or implied, including NO WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTIBILITY.

6.6           Restrictions on Operations Prior to Closing.  From the date of this Agreement until the Closing, Seller shall conduct its operations in accordance with its ordinary and usual course of business, and Seller shall not take any action which would cause, or fail to take any action necessary to prevent, a material adverse change to the Business.

6.7           Location of Assets.  All tooling, dies, patterns, or other items of equipment used in the manufacturing of the Product Line and being sold to Buyer are located at Seller's main facility and are described on Schedule 1.1(a) of this Agreement.  Buyer acknowledges that certain finished products being sold to Buyer by Seller are located at various Distributors' premises.  Buyer will be responsible for any storage or transportation arrangements necessary with respect to such finished products.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS
OF SELLER

The obligations of Seller under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions:

7.1           Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Closing Date, and Buyer shall have performed all covenants and agreements required to be performed by it and shall not be in default under any of the provisions of this Agreement at or prior to the Closing Date.

7.2           Consents and Approvals.  All consents, approvals, authorizations, permits, certificates and orders with respect to the transactions contemplated by this Agreement required from any person, entity, court or governmental agency or instrumentality (federal, state or local) shall have been obtained and shall be valid and in full force and effect.

7.3           Resolutions certified copies of resolutions, duly adopted by the Board of Directors of Buyer, which shall be in full force and effect at the time of Closing, authorizing the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby;

7.4           Payment.  Buyer shall pay the Purchase Price in accordance with Article 3.

7.5           Deliveries by Buyer.  On or before the Closing Date, Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement with respect to the Assigned Contracts.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions:

8.1           Representations and Warranties.  Each of the representations and warranties of the Seller contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties shall be incorrect as of the Closing Date because of events or changes occurring after the date hereof in the ordinary course of operating the Business as contemplated in this Agreement); and Seller shall have performed all covenants and agreements required to be performed by it and shall not be in default under any of the provisions of this Agreement at or prior to the Closing Date.

8.2           Consents and Approvals.  All consents, approvals, authorizations, permits, certificates and orders with respect to the transactions contemplated by this Agreement required from any person, entity, court or governmental agency or instrumentality (federal, state or local) shall have been obtained and shall be valid and in full force and effect, and no conditions, requirements or qualifications shall have been imposed by such consents, approvals, authorizations, permits, certificates or orders.

8.3           Deliveries by Seller.  On or before the Closing Date, Seller shall have executed and delivered to Buyer the following:

(a)           Bill of Sale executed by Seller in a form reasonably acceptable to Buyer, sufficient to pass title to the Purchased Assets to be conveyed hereunder, free and clear of all liens or encumbrances of any type or nature together with other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of Buyer’s counsel, shall be effective to vest in Buyer good and marketable title to the assets to be sold as provided in this Agreement;

(b)           Assignment and Assumption Agreement in a form reasonably acceptable to the attorney for Buyer with respect to the Assigned Contracts;

(c)           certified copies of resolutions, duly adopted by the Board of Directors of Seller and the Shareholders, which shall be in full force and effect at the time of Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby; and

(d)           All other documents reasonably necessary to transfer title to the Purchased Assets to Buyer and as reasonably necessary to perform all other obligations of Buyer hereunder.

8.4           No Litigation.  No claim, suit, action or other proceeding shall be pending or threatened before any court or governmental body to restrain or prohibit the consummation of the transactions contemplated hereunder or seeking to put a lien on the Purchased Assets.

8.5           Condition of Equipment and Inventory.  Within twenty-four (24) hours prior to Closing, Buyer shall (i) have conducted an inspection of the Equipment and Inventory to confirm the condition thereof and to confirm the existence of the specific items of Equipment described on Schedule 1.1(a) and the Inventory described on Exhibit 1.1(b) and (ii) be satisfied, in its sole discretion, with the results of such inspection.

8.6           Delivery of Possession.  Seller shall deliver possession of all of the Purchased Assets to Buyer at Closing.

ARTICLE 9
INDEMNIFICATION

9.1           Matters Covered by Seller Indemnification.  Seller hereby covenants and agrees that it shall defend and indemnify Buyer and hold harmless Buyer at all times after the Closing Date from and against and in respect to any and all losses, liabilities, obligations, claims, costs (including, without limitation, court costs and reasonable attorneys' fees), damages, expenses or deficiencies ("Covered Liabilities") arising out of or due to:

(a)           Any breach of any representation, warranty or any agreement, covenant or obligation on the part of Seller made in this Agreement;

(b)           Any transaction, occurrence, action or omission in connection with the operation of the Business by Seller on or before the Closing Date; or

(c)           Any claim against any of the Purchased Assets hereunder as a result of Seller's acts or omissions occurring on or before the Closing Date.

(d)           Any liability, debt or obligation of Seller whatsoever, not specifically assumed by Buyer under the provisions of Section 2.1 of this Agreement.

9.2           Matters Covered by Buyer Indemnification.  Buyer hereby covenants and agrees that it shall defend and indemnify Seller and hold harmless Seller at all times after the Closing Date from and against and in respect to any Covered Liabilities arising out of or due to:

(a)           Any breach of any representation, warranty or any agreement, covenant or obligation on the part of Buyer made in this Agreement;

(b)           Any transaction, occurrence, action or omission in connection with the Purchased Assets or the operation of the Business by Buyer on or after the Closing Date; or

(c)           Any failure to perform any obligation on Buyer's part to be performed after Closing under any of the Assigned Contracts.

9.3           Procedure for Indemnification.  A party shall assert any claim or claims for indemnification under the provisions of this Article 9 by giving written notice of such claim or claims to the other party.  Each such notice shall set forth in reasonable detail the factual basis giving rise to the claim or claims and the amount of the damages and expenses incurred by such party as a result of such claim or claims.  Such notice shall be given within a reasonable time after receipt of actual notice of such claim by the party seeking indemnification.

ARTICLE 10
TERMINATION

10.1           Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing in any one of the following circumstances:

(a)           By mutual written consent of Buyer and Seller.

(b)           By Seller in the event that any of the conditions set forth in Article 7 of this Agreement shall not have been satisfied or waived and Closing shall not have occurred on or before January 20, 2010, or such later date as may be agreed upon pursuant to this Agreement and provided Seller was not at fault.

(c)           By Buyer in the event that any of the conditions set forth in Article 8 of this Agreement shall not have been satisfied or waived and Closing shall not have occurred on or before January 20, 2010, or such later date as may be agreed upon pursuant to this Agreement and provided Buyer was not at fault.

In the event this Agreement is terminated as allowed in this Section 10.1, neither party shall have any further duties, obligations or rights hereunder.  In the event of Seller fails or refuses to perform and duty or obligation under this Agreement, Buyer may, in lieu of termination, pursue any remedy that it may have against Seller by reason thereof.

10.2           Notice of Termination.  Notice of termination of this Agreement as provided for in this Article 10 shall be given by the party or parties so terminating to the other parties hereto in accordance with the provisions of Section 11.4 of this Agreement.

10.3           Other Default.  In the event, after Closing, either party fails to perform any duty or obligation on such party's part to perform, and such default is not cured after ten (10) days notice thereof to the defaulting party, then such party shall be deemed in default, and the non-defaulting party shall have such remedies upon default as are provided herein and as are allowed by law.

10.4           Time is of the Essence.  Time is of the essence with respect to this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1           Entire Agreement.  This Agreement, together with the schedules, exhibits and attachments hereto, constitutes the entire agreement among the parties and supersedes all prior agreements, oral or written.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11.2           Severability.  If any severable provision of this Agreement is held to be invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.

11.3           Expenses.  Whether or not the Closing occurs, each party shall pay its own expenses incident to the preparation and performance of this Agreement and the transactions contemplated hereby.

11.4           Notice.  Any notice, demand or other communication required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes when delivered in person or sent by facsimile transmission with telephone confirmation of receipt, overnight courier or registered or certified mail, return receipt requested, all postage and other charges prepaid, as follows:

If to Buyer:	If to Seller:
Roda Mfg., Inc. 1110 Albany Place Orange City, IA 51041	Art’s-Way Manufacturing Co., Inc. P. O. Box 288 Armstrong, IA 50514-0288

with a copy to: P. Scott Dye 1500 Woodmen Tower 1700 Farnam Street Omaha, NE 68102	with a copy to: Everette L. Wooten, Jr. Wooten & Coley, Attorneys P. O. Box 1555 Kinston, NC 28504

or at such other address as may be designated by notice pursuant to this Section 11.4 from such party to the other party.  Notice sent by overnight courier shall be deemed delivered on the business day immediately following deposit with such courier.  Notice sent by facsimile transmission shall be deemed delivered on the day of transmission if a business day or if not a business day the first business day following the day of transmission.  Notice sent by certified or registered mail shall be deemed delivered on the fifth (5th) day after deposit with the United States postal service.

11.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

11.6           No Third-Party Beneficiaries.  The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other parties hereto, and each indemnified person under Article 9 above, and are not intended to benefit, and may not be relied upon or enforced by any other party as a third-party beneficiary or otherwise.

11.7           Amendment.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

11.8           Waiver.  The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions and shall not affect either the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

11.9           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement.  This Agreement shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to the other parties.

11.10          Incorporation by Reference.  The exhibits and schedules referred to in this Agreement are hereby incorporated in this Agreement as a part hereof as if set forth in full herein.

11.11          Specific Performance.  In the event of a breach of this Agreement, the parties acknowledge and agree that each of them shall, in addition to any other remedies available at law or in equity, have the right to seek specific performance by the other parties of their respective obligations hereunder.

11.12          Confidentiality.  The parties hereto agree that until the earlier of Closing or the termination of this Agreement, each party hereto shall keep confidential and not disclose or divulge to any person the existence of this Agreement or the transaction contemplated hereby, other than the following individuals and entities required to have such knowledge for sole purpose of advising such party and evaluating and analyzing the proposed transaction contemplated hereby: (a) authorized employees, agents and directors of each party; (b) accountants, attorneys and other professional advisers of each party utilized in connection with this transaction; (c) authorized employees, directors and professional advisers of any financial institution providing funding for the transaction; (d) service providers to Buyer necessary for Buyer to evaluate the purchase, such as title insurance companies, surveyor, environmental consultants and the like and their respective employees; and (e) any employees of any governmental offices as necessary to obtain any required governmental approvals in connection with this transaction.  Nothing stated herein shall prohibit the disclosure of this Agreement and the transaction that is the subject of this Agreement as necessary to judicially enforce any of the terms and conditions hereof.

11.13          Brokers' Fees.  Seller represents that in connection with this sale it has not dealt with any business brokers.  Seller will indemnify and hold the Buyer harmless (which indemnification shall survive Closing) from any and all claims and/or expense resulting to Buyer by reason of breach of the representations made by Seller herein.  Buyer represents that it has not retained any business brokers in connection with this sale.  Buyer shall indemnify and hold Seller harmless (which indemnification shall survive Closing) from any and all claims and/or expense resulting to Seller by reason of breach of the representation made by Buyer.

11.14          Survival.  This Agreement, and the duties and obligations stated herein, shall survive closing and shall not be deemed merged into any document delivered at Closing.

11.15          Further Actions.  Following the Closing Date, at the request of Buyer, the Seller shall deliver such further instruments of transfer and take all reasonable action as may be necessary or appropriate to effectuate this Agreement and the transactions contemplated hereby.  Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations, warranties or covenants of any of the parties to this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BUYER:

ART’S-WAY MANUFACTURING CO., INC., an Iowa corporation

By:	/s/ Carrie Majeski
Name:	Carrie Majeski
Its:

SELLER:

RODA MFG., INC., an Iowa corporation

By:	/s/ Drew Vogel
Name:	Drew Vogel
Its: